UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2016

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, TX		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 815-3900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously disclosed by American Midstream Partners, LP (the “Partnership”), Daniel C. Campbell, the former Chief Financial Officer of American Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), resigned from his position effective July 11, 2016, and continued in an advisory capacity with the General Partner. On September 2, 2016 (the “Termination Date”), the advisory arrangement ceased and the General Partner and Mr. Campbell entered into a Transition and Release and Waiver Agreement (the “Severance Agreement”). Pursuant to the Severance Agreement, the General Partner paid Mr. Campbell $628,750, accelerated the vesting of certain of Mr. Campbell’s unvested phantom units granted to him under the General Partner’s long-term incentive plan and paid Mr. Campbell an additional $28,701 in relation to the cessation of the availability of the General Partner’s benefit welfare plans. Under the Severance Agreement, Mr. Campbell has agreed to make himself available for further assistance for a period of 6 months from the Termination Date at a rate of $300 per hour for each hour in excess of four hours per week. The Severance Agreement also terminates the employment agreement by and between the General Partner and Mr. Campbell entered into on April 2, 2012, except that Mr. Campbell must continue to comply with certain provisions related to the protection of confidential information under such agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

Date: September 8, 2016